TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

October 12, 2007

U.S. Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

Re: Royal Mines and Minerals Corp. formerly Centrus Ventures Inc. **– SEC File No. 00052391**

We are the former independent auditors for Royal Mines and Minerals Corp. formerly Centrus Ventures Inc. (the "Company"). We have read the Company's current report on Form 8-K, dated October 5, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

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